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                                                                     EXHIBIT 4.2

                                 BUY-OUT OPTION


This buy-out option is between ___________________ and AmeriVision Communications, Inc.

_________________ is a purchaser of ______ shares of common stock at a purchase price of ___________ per share on ________________.

AmeriVision Communications, Inc. will buy back the stock purchased by the above shareholder in the following manner.

         1) Investors owning AmeriVision stock for a minimum of six months to one year will receive 12% interest on their investment.

         2) Investors owning AmeriVision stock for one year to 18 months will receive 15% interest on their investment.

         3) Investors owning AmeriVision stock for 18 months to 24 months will receive 18% interest on their investment.

Interest will be figured on an annual interest rate. Example: 12% interest on $1,000.00 for 6 months equals $60.00.





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Date




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Witness                                      Tracy Freeny, President
                                             AmeriVision Communications, Inc.





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Witness                                                     , Stockholder